EXHIBIT 99.1

APPROVED BY:	Rick Coté
President and Chief Operating Officer
201-267-8000

CONTACT:	FTI Consulting
Leigh Parrish/Jennifer Milan
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. PROVIDES PRELIMINARY FIRST QUARTER FISCAL 2013
RESULTS AND INCREASES PRIOR GUIDANCE FOR FISCAL 2013

~ First Quarter Fiscal 2013 Net Sales Expected to Increase Approximately 15% to an
Estimated $103 Million from $89.9 Million Last Year ~

~ Operating Income Expected to Increase to a Range of $7.8 Million to $8.4 Million from
$1.6 Million Last Year ~

Paramus, NJ – May 23, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced preliminary results for the first quarter of fiscal 2013 and increased its prior guidance for the full fiscal year in advance of its participation at the Citi 2012 Global Consumer Conference on Thursday, May 24, 2012.  Investors and interested parties may access a copy of the presentation in the Investor Center section of Movado Group, Inc.’s website by visiting www.movadogroup.com/investor/events/index.cfm and clicking on Webcasts and Presentations.

Preliminary First Quarter Fiscal 2013 Results

On a preliminary basis, net sales in the first quarter of fiscal 2013 are expected to increase approximately 15% to an estimated $103 million, driven primarily by growth in the accessible luxury and licensed brand categories.  Operating income for the first quarter of fiscal 2013 is expected to increase over $6 million to approximately $7.8 million to $8.4 million.  Net income in the first quarter of fiscal 2013 is expected to increase to a range of $6.1 million to $6.6 million, or approximately $0.24 to $0.26 per diluted share, reflecting a 19% anticipated effective tax rate as compared to a 58% effective tax rate for the first quarter of the prior year. The effective tax rate for both periods includes the effects of the application of guidelines related to accounting for income taxes in interim periods.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased that the momentum we have built in the business over the past two years has continued into the first quarter of fiscal 2013.  These results are reflective of the effectiveness of the strategic initiatives we have implemented, including the refinement of our product lines and introduction of more frequent and focused innovation.  We are particularly pleased with the consistency of results we have achieved over the past nine quarters.”

Fiscal 2013 Guidance

The Company also increased its prior guidance for fiscal 2013 and now anticipates that net sales will increase approximately 9% to $505 million to $510 million, operating income will increase over 25% to $43.5 million to $44.5 million and EBITDA will increase approximately 20% to $55.0 million to $56.0 million.  The Company now anticipates net income in fiscal 2013 to increase over 25% to a range of $29.0 million to $29.7 million, or approximately $1.15 per diluted share.  The Company’s guidance is on a comparable basis to non-GAAP adjusted fiscal 2012 results adjusted for unusual items and reflects a 30% effective tax rate.  Prior guidance was for fiscal 2013 net income of $27.0 to $28.0 million, or approximately $1.10 per diluted share, which was based on sales of $500 million to $505 million, operating income of $41.0 million to $42.0 million and EBITDA of $52.5 million to $53.5 million.  (EBITDA is calculated as the sum of the Company’s GAAP operating income plus the amount of the Company’s depreciation and amortization.)  The Company’s guidance continues to reflect a 30% anticipated effective tax rate and assumes no unusual charges for fiscal 2013.  Additionally, guidance continues to include anticipated startup infrastructure investment for the Ferrari branded watch license with no corresponding sales expected in this fiscal year.

Conference Call

Movado Group, Inc. will report final first quarter earnings results on Thursday, May 31, 2012 and will host a conference call and audio webcast that day at 10:00 a.m. Eastern Time to discuss its results.  The conference call may be accessed by dialing (888) 554-1432.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available through June 7, 2012 and can be accessed by dialing (877) 870-5176, passcode 3852446.

The preliminary financial data for the first quarter of fiscal 2013 have been prepared by, and are the responsibility of, management.  The Company’s closing process for the first quarter of fiscal 2013 has not yet been completed, and is not expected to be completed until May 31, 2012.  The preliminary financial data presented in this press release are therefore preliminary estimates and are subject to change as a result of the period-end closing process.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.  Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the company’s orders, the loss of or curtailed sales to significant customers, the  Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of licensing arrangements with third parties, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

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